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                                                                     EXHIBIT 8.3

                                 March 15, 1999



Board of Directors
Douglas Federal Bank
8458 Campbellton Street
Douglasville, Georgia  30134



                    Plan of Conversion, Subscription Rights
                    ---------------------------------------



Dear Directors:


          Terms used in this letter not otherwise defined herein have the same meanings for such terms in the Plan of Conversion adopted by the Board of Directors of Douglas Federal Bank ("Douglas" or the "Bank"), under which the Bank will convert from a mutual savings association to a stock savings association and issue all of the Bank's stock to First Deposit Bancshares, Inc. (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock.

          We understand that in accordance with the Plan of Conversion, Subscription Rights to purchase shares of Common Stock in the Holding Company are to be issued to (1) Eligible Account Holders, (2) The Bank's tax qualified employee plans, (3) Supplemental Eligible Account Holders, and (4) Other Members. Based solely upon our observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal laws or the position of the Internal Revenue Service with respect to such issue, in our opinion:

(1)       The Subscription Rights will have no ascertainable market value; and

(2) The price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.
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                                                              Board of Directors
                                                            Douglas Federal Bank
                                                                  March 15, 1999
                                                                          Page 2



          Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates and other external forces (e.g., natural disasters or significant global events) occur from time to time and may materially affect the value of thrift stocks as a whole or the Holding Company's value. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Conversion will thereafter be able to sell such shares at the same price paid in the Subscription Offering.



                              Sincerely,



                              /s/ Robin L. Fussell
                              ----------------------------
                              Robin L. Fussell
                              Principal